ARTICLES OF MERGER                   FILED
                          WEST ACQUISITION CORP. INTO        STATE OF WASHINGTON
                              PERCON INCORPORATED                JAN 19 2000
                                                                 RALPH MUNRO
                                                              SECRETARY OF STATE

     Pursuant to Section 23B.11.050 of the Washington Business Corporation Act ("WBCA"), the undersigned President and Chief Executive Officer of Percon Incorporated, a Washington corporation (the "Surviving Corporation"), certifies as follows:

     1. Plan of Merger and Reorganization. An Agreement and Plan of Merger dated as of November 9, 1999 governing the merger of West Acquisition Corp., a Washington corporation (the "Merging Corporation"), with and into the Surviving Corproation, has been adopted by the Boards of Directors of each of the Merging Corporation and the Surviving Corporation. A copy of the Agreement and Plan of Merger is attached hereto as Exhibit A and incorporated by reference herein.

     2. Shareholder Approval of the Agreement and Plan of Merger. Pursuant to WBCA Section 23B.11.030, the merger was duly approved by the shareholders of each of the Merging Corporation and the Surviving Corporation.

     3. Effective Time. These Articles of Merger shall become effective at 9:00 a.m., Pacific standard time, on the date they are filed with the Secretary of State of the State of Washington.



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     IN WITNESS  WHEREOF,  the undersigned has executed these Articles of Merger on January 18, 2000.

                                        PERCON INCORPORATED


                                        By: /s/ Michael P. Coughlin
                                        ---------------------------
                                        Name:   Michael P. Coughlin
                                        Title:  President and
                                                  Chief Executive Officer